Exhibit 1

Group Secretariat Level 20, 275 Kent Street Sydney NSW 2000 Australia Telephone: (02) 8253 0390 Facsimile: (02) 8253 1215

4 February 2009

Company Announcements

Australian Securities Exchange Limited
20 Bridge Street
SYDNEY NSW 2000

Westpac Banking Corporation – Change of Secretary

Anna Sandham (nee O’Connell), Head of Group Secretariat, has been reappointed as a Secretary of Westpac effective 3 February 2009.

Consequently Alex Crompton, who has been acting Head of Group Secretariat, resigned as a Secretary of Westpac on the same day.

Yours sincerely

John Arthur

Group Executive, Counsel & Secretariat